Exhibit 4.15

[Translation of Chinese Original]

Beijing Novel-Super Digital TV Technology Co., Ltd.

Equity Transfer Agreement

Between

Novel-Tongfang Information Engineering Co., Ltd.

and

Lei Zhang

Dated on November 24, 2008

Preface

Whereas:

(1)
Beijing Novel-Super Digital TV Technology Co., Ltd. (hereinafter referred to as “target company”) is a limited liability company duly incorporated and validly existing in accordance with Chinese laws, with a registered capital of RMB33.0584 million, domicile at Room 402, Tower B, Jingmeng High-tech Mansion, No. 5-2, Shangdi East Road, Haidian District, Beijing and Jianhua Zhu as the legal representative;

(2)
Novel-Tongfang Information Engineering Co., Ltd. (hereinafter refereed to as “Party A”), a limited liability company registered in China, has its registered address at F1, Tower A, Technology Park, Shishan, Nanhai District, Foshan, Guangdong. Party A legally holds 75% equity in the target company on the date of execution of this Agreement;

(3)	Lei Zhang (hereinafter referred to as “Party B”) is a citizen of the People’s Republic of China, with ID card number of 11010219690528111;

(4)
As a shareholder of the target company, Party A intends to transfer part of its equities in the target company (accounting for 37.5% of all equities of the target company) to Party B, and the target company will perform relevant registration procedures in accordance with the Chinese laws and regulations;

Party A and Party B (collectively referred to as “both parties”) hereby reach the following agreement as to the transfer of the target company’s equity through amicable negotiations:

Article 1  Definitions and Interpretations

1.1	Definitions

Unless otherwise specified herein, the following terms shall have meanings as follows:

(1) “Force Majeure”	Any event specified in Article 8 hereof.

(2) “Registration Administration Organ”	The State Administration for Industry & Commerce or local administrations for industry & commerce authorized by it.

(3) “Articles of Association”	Articles of Association of the target company.

(4) “Permit”	Any registration, filing, permission, consent, notarization, certificate and license, concession, approval and permit.

(5) “Renminbi” or “RMB”	Statutory currency in China.

(6) “Effective Date”	Effective date specified in Article 11.1 hereof.

(7) “Completion Date”	The third business day following the satisfaction of the last condition for effectiveness in Attachment 1 hereof, or the date confirmed in writing by Party B to Party A, whichever is the later.

(8) “Conditions for Effectiveness”	Preconditions to complete the transaction specified in Attachment 1 hereof.

(9) “Business Days”	Days excluding Saturdays, Sundays and statutory holidays in China.

(10) “Business License”	Corporate Business License issued by the registration administration organ to the target company.

(11) “China”	People’s Republic of China: not including Hong Kong Special Administration Region, Macao Special Administration Region and Taiwan Region for the purpose of this Agreement.

(12) “Chinese laws”
Publicly-known laws, regulations, rules and judicial interpretations formally issued by legislative organs, administrative organs and judicial organs at various levels in China; not including laws, regulations, rules, judicial interpretations or judicial practices in Hong Kong Special Administration Region, Macao Special Administration Region and Taiwan Region for the purpose of this Agreement.

1.2	Interpretations

(1)
Words such as “hereof, herein, hereunder, hereto” and similar wordings shall refer to the whole content of this Agreement rather than any special article of this Agreement. Unless otherwise expressly specified herein, the term “including”, whether followed by “but not limited to” or not, shall be deemed as “including but not limited to”.

(2)
This Agreement, when referred to, shall include this Agreement itself and attachments modified, altered, supplemented, substituted and/or reiterated in any form from time to time. The attachments to this Agreement shall be an integral part hereof, with effectiveness as if fully stated in the main body of this Agreement. Unless otherwise specified herein, any reference to articles, paragraphs, terms and attachments shall refer to the articles, paragraphs, terms and attachments of this Agreement. In case of any discrepancy between the attachments and other parts hereof, such other parts hereof shall prevail.

Article 2 Representations, Warranties and Undertakings

2.1	Representation and warranties of both parties

Both parties represent and warrant to each other that the following statements are true and accurate in all material aspects and contain no materially misleading statements in any aspect on the date of execution of this Agreement, and will remain true and accurate in all material aspects on the effective date and completion date.

(1)
The party has or has already obtained all rights, permit and consent from the third party as required to execute this Agreement, and will perform its obligations hereunder after the shareholders’ meeting of the target company passes the resolution to perform this Agreement;

(2)
Execution, delivery, and performance of this Agreement after shareholders’ meeting of the target company passes the resolution to perform this Agreement are in no violation of any law, regulation, rule, organizational document, contract or normative document binding on the party and its assets;

(3)	After this Agreement takes effect, the obligations of the party hereunder shall constitute legally effective and binding obligations;

(4)
There is no ongoing legal proceeding, arbitration or other legal, administrative or government investigation (collectively referred to as “proceedings”) against the party, the unfavorable result of which is reasonably deemed to constitute material adverse impact on the party’s performance of this Agreement in part or in whole, and to the knowledge of the party, there is also no situation with threatened proceedings (collectively referred to as “threats”) which will affect the party’s execution of this Agreement in any aspect or influence the party’s ability to perform its obligations hereunder.

2.2	Party A further represents and warrants as follows:

In addition to the information disclosed in writing to Party B, Party A represents and warrants to Party B that the following statements are true and accurate in all material aspects and contain no materially misleading statements in any aspect on the date of execution of this Agreement, and will remain true and accurate in all material aspects on the effective date and completion date.

(1)	On the date of execution hereof, registered capital of the target company is RMB33.0584 million, of which Party A holds 75% equity;

(2)	“Whereas” statements are true, complete and accurate in all aspects, and do not constitute materially misleading statements in any aspect;

(3)
The target company has kept accounts, accounting records and financial and other records (including all accounts, accounting records and records legally required to be kept) which are true, accurate, updated, complete and consistent for its operating assets and activities. The data recorded or reflected in the accounts, accounting records and financial and other records are free from material mistakes or conflicts, and the target company has not received any notice or accusation as to any mistake or necessity of modification to such data;

(4)	Execution, performance or compliance with this Agreement by Party A will not be in violation, breach or constitute non-performance of the following:

(i)	Articles of Association;

(ii)	Laws, rules, regulations or other normative documents of China; or

(iii)	Any agreement already signed by Party A.

(5)
On the dates of execution, effectiveness, and completion of this Agreement, the target company has already obtained all necessary permission to carry out its businesses normally, possess and use all its assets. Such permission is still effective for the time being, and the target company has not violated any conditions required for such permission.

(6)
The target company is operating business in an ordinary, proper and usual way or ways which are the same as or similar to its past practice (in nature and scope), and has not signed any contract for any business beyond the normal scope;

(7)
On the date of execution hereof, there are no potential or material legal, arbitration, administrative proceedings or other proceedings against the target company; or to the knowledge of Party A, on the same date, there are no threatening or influential material legal, arbitration, administrative proceedings or other proceedings against the target company. On the date of execution hereof, there are no pending dispute or investigation, inquiry, proceedings, notice, judgment, order, arbitration award or penalty imposed by the court, arbitration court or government department against the target company and with materially negative influences, and there are no facts or situations to lead to the above-mentioned facts or situations;

(8)
In addition to the contents disclosed to Party B in writing as of the date of execution hereof, the target company’s operating activities comply with the governing Chinese laws in all materials aspects, including but not limited to provisions concerning tax, intellectual property rights, social insurance, labor and protection of consumers’ rights and interests.

2.3	Undertakings of Party A

2.3.1	From the date of execution to the completion date hereof, Party A promises to Party B that before obtaining written consent from Party B:

(1)	Party B will be informed of the target company’s operation, assets and prospect in a reasonable range;

(2)	No major contract will be signed beyond the target company’s normal business scope.

2.3.2
Without prejudice to Article 2.3.1, Party A promises to Party B that before obtaining written consent from Party B, Party A will adopt all measures to guarantee that the target company will not adopt any of the following actions or pass any Board resolution or shareholders’ meeting resolution before the completion date:

(1)	Any creditor of the target company converts its right in the target company into equities in the target company;

(2)	The target company repurchases its equities;

(3)	The target company issues new shares, grants share options or issue any bonds or securities convertible into equities;

(4)	Causing the target company to dissolve, go bankrupt or liquidate;

(5)	Modifying the Articles of Association or pass any resolution inconsistent with this Agreement;

(6)	Allowing the target company to purchase or sell any property or assets other than for the normal and reasonable purpose of business;

(7)	Acquisition of other companies by the target company, which involves payment of consideration;

(8)	Obtaining any loan by the target company;

(9)	Providing guarantee of any loan by the target company for any borrowing;

(10)	Change of Board members of the target company;

(11)	The target company announces to distribute dividends or others to shareholders; and

(12)	External investment by the target company.

2.4	Representations and warranties of Party B

Party B has made necessary arrangements of sufficient funds to pay the equity transfer price according to the amount and time schedule herein.

2.5	General provisions

(1)	Each representation and warrant made herein shall be independent from other representations and warranties.

(2)
Both parties agree to undertake responsibility for mistaken, falsified information provided or violation of any representation or warrant herein, and assume responsibility to plead for and fully compensate the affected party.

Article 3 Equity Transfer Price and Payment

3.1	Equity transfer price

Party A shall transfer its 37.5% equity in the target company to Party B for a price of RMB6,178,006.07.

3.2	Payment of equity transfer price

Party B will pay the transfer price of RMB6,178,006.07 in lump sum to the account designated by Party A in writing, within three months after the target company receives the changed Corporate Business License.

3.3
After the equity is vested in Party B and Party B has paid the transfer price according to the above Article 3.2, Party B shall share profits, risks and losses (including profits, claims and debts to be shared from the effective date) of the target company according to its holding proportion in the company.

Article 4 Conditions for Effectiveness

4.1	Precondition for Party B to perform its obligations

The precondition for Party B to pay equity transfer price is as follows: completion of the amendment to the Articles of Association according to this Agreement.

Article 5 Succession of Existing Contracts of the Target Company and Other Obligations

5.1
From the date of issuance of the Business License, the target company shall continue to assume all claims and obligations of the target company and rights and obligations in contracts signed by the target company with other parties.

Article 6 Obligations of Both Parties

6.1	Both parties shall submit the signed agreement and other necessary documents to the registration administration organ for registration within 60 days from the effective date of this Agreement.

6.2
In the event that this Agreement has not been registered with the registration administration organ within three months from the effective date, unless otherwise mutually agreed by both parties, this Agreement shall be deemed to have automatically invalidated.

Article 7 Liabilities for Breach of Contract

7.1
In case either party has failed to perform any obligation hereunder or proves to have provided representation or warrant which is untrue, inaccurate or incomplete in any material aspect, the party shall be deemed to have breached this Agreement. The defaulting party shall remedy within three business days from receipt of the observant party’s notice. In case of failure to remedy within the specified period, then unless otherwise provided herein, the defaulting party shall compensate for all direct damages and losses incurred by the observant party, including but not limited to any compensation, lawsuit, responsibility, cost or expenses in connection with the above delinquent behaviors.

7.2
Without prejudice to the rights of Party B under Article 7.1 hereof, in case either party has breached this Agreement in any material aspect, and the defaulting party has not remedied within ten business days from receipt of the observant party’s notice, the observant party shall be entitled to terminate the project documents.

Article 8 Force Majeure Events

8.1	Definitions

“Force Majeure events” mentioned herein refer to all events which prevent one party from performing this Agreement in whole or in part after the date of execution hereof. The events can not be reasonably controlled or predicted, or reasonably avoided or overcome even predictable (including but not limited to earthquake, typhoon, flood, fire, strike, war or riot etc.)

8.2	Exemption and burden of proof

In case either party fails to perform or fails to adequately, fully and properly perform any obligation hereunder due to force majeure, the party shall be exempted from breach liabilities for improper performance of obligations. However, the affected party must provide details of force majeure and explanation as to its failure to perform or failure to adequately, timely and properly perform the obligations hereunder to other party via fax or express delivery within three days from occurrence of force majeure or recovery of communications. Should the affected party fail to perform its obligations to notify and provide documentary evidence, the party shall not claim for exemption from breach liabilities pursuant to this Article.

8.3	Obligation for mitigating the influence

The party affected by force majeure shall immediately adopt all reasonable and possible measures to eliminate or mitigate the influence of force majeure and continue to perform relevant obligations subsequent to elimination or mitigation of the influence. Otherwise, the affected party shall assume responsibilities for default, compensation for the enlarged loss or failure to continue to perform obligations hereunder subsequent to elimination or mitigation of the influence.

Article 9 Dispute Resolution

9.1	Principles for dispute resolution

Any dispute, controversy or claim (collectively referred to as “disputes”) arising out of or relating to interpretation, performance of this Agreement, or breach, termination or validity thereof, shall be resolved through friendly negotiations. Should the dispute fail to be resolved through friendly negotiations with ten days from occurrence of the dispute, either party may submit the dispute for arbitration according to Article 9.2 hereof.

9.2	Arbitration

Disputes failing to be resolved through friendly consultations according to Article 9.1 hereof shall be resolved through arbitration by the China international Economic and Trade Arbitration Commission in accordance with the arbitration rules in force then. The place of arbitration is Beijing. The arbitration award shall be final and binding upon both parties.

9.3	Responsibilities to continue to perform

In case of any dispute under arbitration proceedings according to Article 9.2 hereof, excluding obligations as arbitration subject matter and other disputed matters, both parties shall continue to perform other obligations hereunder.

Article 10 Applicable Laws

The conclusion, effectiveness, interpretation, performance, and dispute resolution of this Agreement shall all be governed by the Chinese laws.

Article 11 Miscellaneous

11.1	Effectiveness

This Agreement shall take effect after all preconditions for effectiveness listed in Attachment 1 hereto are satisfied.

11.2	Respective assumption of expenses

Party A shall assume all expenses and costs arising out of negotiations on this project and this Agreement.

11.3	Entire agreement

The project files and other documents signed on the execution date of this Agreement shall constitute the entire agreement of both parties concerning the transfer of the target company’s equity, and shall substitute all previous relevant representations, understandings and agreements of the parties.

11.4	Severability

Invalidity of any provision hereof shall not compromise the validity of the other provisions hereof.

11.5	Language

This Agreement shall be written and signed in Chinese.

11.6	Headings

The headings used herein are for convenience of reading only and shall not be deemed as interpretations for the provisions hereof, nor otherwise affect the meaning of the provisions hereof.

11.7	Written notice

(1)
Any notice or communication in accordance with this Agreement or relating to this Agreement shall be written in Chinese and delivered by hand, mailed, or faxed to the address or fax number specified in Article 11.7(3) hereof.

(2)	In case of lack of proof as to receipt, any notice or communication shall be deemed to have arrived as scheduled in any of the following conditions:

(a)	In case of personal delivery, it shall be deemed to have arrived on the date of delivery to the address specified in Article 11.7(3) hereof;

(b)	In case of express delivery, it shall be deemed to have arrived five business days after mailing;

(c)	In case of facsimile, it shall be deemed to have arrived on the time recorded and confirmed by the fax machine of the sending party.

(3)	All notices shall be delivered to the following addresses of parties, unless the addresses have been altered in accordance with Article 11.7(4) hereof.

Party A: Novel-Tongfang Information Engineering Co., Ltd.

Address: F1, Seat A, Shishan Software Technology Park, Nanhai District, Foshan, Guangdong

Fax: 0757-81202990

Recipient: Jinbo Wang

Party B: Lei Zhang

Address: 101, Unit 5, Building 11, Puhui Beili, Haidian District, Beijing

Fax:

Recipient: Lei Zhang

(4)
The notice of changing the address or fax number issued by one party to the other party shall be deemed to have arrived on the stated date of arrival or seven (7) days later if there is no stated date of arrival.

11.8	Attachments

All attachments hereto shall constitute integral parts of this Agreement.

(The remaining part is intentionally left blank)

In witness whereof, both parties or their authorized representatives have signed this Agreement on the date written above.

Party A: /s/ Wangzhi Chen Novel-Tongfang Information Engineering Co., Ltd. Party B: /s/ Lei Zhang

Attachment 1 Conditions for the Achievement of Completion Date

Party B receives all the following documents, which meet Party B’s requirements in both format and material aspects:

(1)	This Agreement signed by the Parties hereto;

(2)	An authentic Board resolution of the target company to approve Party B to accept equity of the target company;

(3)	The amendment to the Articles of Association have been filed with the registration administrative organ, and the Articles of Association show that Party B has accepted equity of the target company.